                                                                 EXHIBIT 99.1


                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       LIBERTY MUTUAL INSURANCE COMPANY,

                       SPACE MOUNTAIN ACQUISITION CORP.

                                      AND

                        SUMMIT HOLDING SOUTHEAST, INC.


                              DATED JUNE 29, 1998

                         AGREEMENT AND PLAN OF MERGER


      This Agreement and Plan of Merger is entered into on June 29, 1998, by and among Liberty Mutual Insurance Company, a Massachusetts mutual insurance company ("Liberty"), Space Mountain Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Liberty (the "Acquisition Sub"), and Summit Holding Southeast, Inc., a Florida corporation ("Summit"). Liberty, the Acquisition Sub, and Summit are referred to collectively herein as the "Parties."

                             Preliminary Statement

      The respective Boards of Directors of Liberty, Acquisition Sub and Summit have approved the merger of the Acquisition Sub with and into Summit, pursuant to which (i) Summit would become a wholly-owned subsidiary of Liberty and (ii) the holders of the Common Stock, $.01 par value, of Summit ("Summit Common Stock") would receive, in exchange for each of their shares of Summit Common Stock, the Merger Consideration described below, all on the terms of and subject to the conditions set forth in this Agreement. The Board of Directors of Summit has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are fair to and in the best interests of the shareholders of Summit, (b) determined that the Merger Consideration to be paid in the Merger to the shareholders of Summit is fair to and in the best interests of such shareholders, and (c) approved this Agreement and the transactions contemplated hereby, including the Merger.

      Now, therefore, in consideration of the premises and the mutual representations, warranties and covenants herein contained, the Parties agree as follows.

      1. Definitions. Certain capitalized terms are used in this Agreement as specifically defined in Appendix 1 hereto.

      2. Basic Transaction.

      (a) The Merger. On and subject to the terms and conditions of this Agreement, the Acquisition Sub will merge into Summit (the "Merger") at the Effective Time in accordance with the provisions of the 1989 Florida Business Corporation Act (the "Florida Business Act"). Summit will be the corporation surviving the Merger (the "Surviving Corporation").

      (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8(a), and subject to the satisfaction or waiver of the conditions set forth in Section 7, the closing of the Merger (the "Closing") will take place at 11:00 p.m. on the third business day following the date on which the last of the conditions in Section 7(a) shall have been fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street,
Boston, Massachusetts, unless another date, time or place is agreed to in writing by the Parties.

      (c) Effect of Merger.

            (i) General. Summit and the Acquisition Sub will file with the Florida Department of State on the Closing Date (or on such other date as the Parties may agree) duly prepared and executed Articles of Merger in a form prescribed by Liberty (the "Articles of Merger"). The Merger shall become effective at the time (the "Effective Time") Summit and the Acquisition Sub file the Articles of Merger with the Florida Department of State. The Merger shall have the effect set forth in the Florida Business Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Summit or the Acquisition Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

            (ii) Articles of Incorporation. The Articles of Incorporation of the Acquisition Sub immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall continue to be Summit Holding Southeast, Inc.

            (iii) By-Laws. The By-Laws of Acquisition Sub immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

            (iv) Directors and Officers. The directors and officers of the Acquisition Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

            (v) Conversion of Summit Common Stock. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Summit, each share of Summit Common Stock outstanding at the Effective Time shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing Summit Common Stock shall cease to have any right with respect thereto, except to receive and become exchangeable for an amount in cash equal to $33.00 per share (the "Merger Consideration") in accordance with the provisions of Section 2(d) below.

            (vi) Conversion of Acquisition Sub Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Acquisition Sub, each share of Common Stock of the Acquisition Sub outstanding at the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

            (vii) Cancellation of Treasury Stock. Each share of Summit Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Summit or by any Subsidiary of Summit shall automatically be cancelled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

            (viii) Conversion of Stock Options. At the Effective Time, (A) each option to purchase shares of Summit Common Stock pursuant to stock options granted by Summit under the Summit Holding Southeast, Inc. 1996 Long-Term Incentive Plan (the "Incentive Plan") and outstanding at the Effective Time (collectively, the "Summit Options"), all of which are fully exercisable and vested, shall be cancelled and (B) in consideration of such cancellation, Liberty shall pay to each such holder of Summit Options an amount in cash equal to the product of (1) the difference between the Merger Consideration and the price per share of Summit Common Stock pursuant to which the holder of such Summit Option may purchase the shares of Summit Common Stock to which such Summit Option relates (and less any withholding of Taxes as may be required by applicable law) and (2) the number of shares of Summit Common Stock subject thereto. At the Effective Time, each such Summit Option shall no longer represent the right to purchase or receive shares of Summit Common Stock, but in lieu thereof shall represent the right to receive the cash payment referred to above in this Section 2(c)(viii). At or prior to the Effective Time, Summit shall take all actions necessary to provide notice of the provisions of this
      Section 2(c)(viii) to all holders of Summit Options and to cause the cancellation of the Summit Options in accordance herewith at the Effective Time.

      (d) Exchange of Certificates.

            (i) Paying Agent. At the Effective Time, Liberty shall deposit, or shall cause to be deposited, with or for the account of Chase Mellon (the "Paying Agent"), for the benefit of the holders of shares of Summit Common Stock, cash in an aggregate amount sufficient to pay the aggregate Merger Consideration (the "Payment Fund"). As soon as practicable after the Effective Time, Liberty will cause the Paying Agent to mail transmittal instructions and a form of letter of transmittal in a customary form to each Person who was a holder of Common Stock of Summit immediately prior to the Effective Time.

            (ii) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Summit Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to receive with respect to each such share of Summit Common Stock the amount of cash equal to the Merger Consideration. The Paying Agent shall accept certificates previously representing Summit Common Stock upon compliance with such terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Merger Consideration to be paid (or any portion thereof) is to be delivered to any Person other than the Person in whose name the certificate representing shares of Summit Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

            After the Effective Time, there shall be no further transfer on the records of Summit or its transfer agent of certificates representing shares of Summit Common Stock and if such certificates are presented to Summit for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrender as contemplated by this Section 2(d), each certificate representing shares of Summit Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration with respect to each such share, without any interest thereon. No interest will be paid or will accrue on any Merger Consideration payable.

            (iii) No Further Ownership Rights in Summit Common Stock. The Merger Consideration with respect to each share of Summit Common Stock paid upon the surrender of each certificate representing shares of Summit Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Summit Common Stock theretofore represented by such certificates.

            (iv) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the certificates representing shares of Summit Common Stock for six months after the Effective Time shall be delivered to Liberty, upon demand, and any holders of shares of Summit Common Stock who have not theretofore complied with this Section 2(d) shall thereafter look only to Liberty for payment of their claim for any Merger Consideration.

            (v) No Liability. None of Liberty, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Summit Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any governmental agency or regulatory authority (a "Governmental Entity")), any Merger Consideration payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of Liberty, free and clear of all claims or interest of any Person previously entitled thereto.

            (vi) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Liberty, in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (C) commercial paper rated, at the time of purchase, in either of the two highest quality categories by Moody's

      Investors Services, Inc. or Standard & Poor's Corporation, and any net earnings with respect thereto shall be paid to Liberty as and when requested by Liberty. In the event the Payment Fund shall realize a loss on any such investment, Liberty shall promptly thereafter deposit in such Payment Fund cash in an amount sufficient to enable such Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of such Payment Fund.

      3. Representations and Warranties of Summit. Summit represents and warrants to Liberty that the statements contained in this Section 3 are correct and complete on the date hereof, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization; Qualification; Corporate Power. Each of Summit and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business in and in good standing under the laws of each jurisdiction where such qualification is required except where the failure to so qualify would not have a Summit Material Adverse Effect. Each of Summit and its Subsidiaries has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the business in which it is engaged and in which it currently proposes to engage and to own and use the properties owned and used by it. Set forth in Section 3(a) of the Disclosure
Schedule is a list of the direct and indirect Subsidiaries of Summit and the directors and executive officers of Summit and each of its Subsidiaries. Each of Summit and its Subsidiaries has delivered to Liberty correct and complete copies of its charter and by-laws, as amended to date. The minute books (containing the records of meetings of the stockholders, the boards of directors, and any committees of the boards of directors) and the stock record books of Summit and its Subsidiaries are correct and complete. Neither Summit nor any of its Subsidiaries is in default under or in violation of any provision of its charter or by-laws.

      (b) Capitalization. The entire authorized capital stock of Summit consists of 25,000,000 shares, of which 20,000,000 are shares of Summit Common Stock and of which 5,000,000 are shares of the Series A Preferred Stock of Summit ("Series A Preferred Stock" and, together with shares of Summit Common Stock, the "Summit Shares"). Of the Summit Common Stock, 5,791,600 shares are issued and outstanding and none are held in treasury, and of the Series A Preferred Stock, 1,639,701 shares are issued and outstanding and none are held in treasury. Except as set forth above, as of the date hereof and except for 500,000 shares of Summit Common Stock reserved for issuance pursuant to the Incentive Plan, no shares of capital stock or other equity securities of Summit were issued, reserved for issuance, or outstanding. All of the outstanding Summit Shares have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to any preemptive rights. All shares of Summit Common Stock which may be issued pursuant to the Incentive Plan, when issued, will have been duly authorized, validly issued, fully paid and nonassessable. Set forth on Section 3(b) of the Disclosure Schedule is a list of the holders of options under the Incentive Plan, the number of shares of Summit Common Stock issuable upon the exercise of each such option, and the exercise price thereof.

There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Summit. No bonds, debentures, notes or other indebtedness of Summit or any of its Subsidiaries are issued or outstanding that are convertible into, or exchangeable for, securities having the right to vote on any matters on which the shareholders of Summit are entitled to vote. Except as set forth in Section 3(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of each of Summit's Subsidiaries are validly issued, fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth on Section 3(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of each of Summit's Subsidiaries are owned by Summit or by one or more of its Subsidiaries. Except as set forth in
Section 3(b) of the Disclosure Schedule, none of Summit or any of its Subsidiaries has any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates Summit or any of its Subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Summit or any of its Subsidiaries or (ii) restricts the transfer of Summit Common Stock.

      (c) Authority; Noncontravention. Summit has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its shareholders with respect to this Agreement and the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Summit and the consummation by Summit of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Summit, subject to the approval of its shareholders. This Agreement has been duly executed and delivered by Summit and constitutes the valid and binding obligation of Summit, enforceable against Summit in accordance with its terms. Except as set forth in Section 3(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the terms and provisions hereof will not, (i) conflict with any of the provisions of the charter or by-laws of Summit or any of its Subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following paragraph, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any Person under, any indenture or other material agreement, permit, concession, franchise, license or similar instrument or undertaking to which Summit or any of its Subsidiaries is a party or by which Summit or any of its Subsidiaries or any of their assets are bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, contravene in any material respect any law, rule or regulation of any state or of the United States or political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, ruling, determination or award currently in effect.

      No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity that has not been received or made, is required by or with respect to Summit or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions contemplated by this Agreement, (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement and related materials relating to the approval by the shareholders of Summit of this Agreement and the Merger (such proxy statement and related materials, as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Florida Department of State and appropriate documents with the relevant authorities of other states in which Summit is qualified to do business, (iv) the filings, approvals and/or consents required under the insurance laws and regulations of the jurisdictions set forth in Section 3(c) of the Disclosure Schedule, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3(c) of the Disclosure Schedule. Summit is not required to make any filings or take any other action not taken prior to the execution hereof in order for restrictions imposed by Section 607.902 of the Florida Business Act or any other anti-takeover statute not to apply to the Merger, this Agreement or any of the transactions contemplated hereunder.

      (d) SEC Documents. (i) Summit has filed all required reports, schedules, forms, statements and other documents with the SEC since May 21, 1997 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of Summit included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Summit and its Subsidiaries as of the dates thereof and the consolidated results of their operation and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

      (e) Information Supplied. None of the information supplied or to be supplied by Summit specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Summit's shareholders or at the time of the shareholders meeting in connection therewith (the "Shareholders' Meeting") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and rules and regulations thereunder.

      (f) Brokers' Fees. Except as set forth in Section 3(f) of the Disclosure Schedule, Summit does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (g) Title to Assets. Except as set forth in Section 3(g) of the Disclosure Schedule, each of Summit and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the most recent audited financial statements (the "Audited Financial Statements") included in the SEC Documents or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Audited Financial Statements.

      (h) Absence of Certain Changes or Events; No Undisclosed Liabilities. Except as disclosed in Section 3(h) of the Disclosure Schedule, since the date of the Audited Financial Statements, Summit and its Subsidiaries have conducted their business only in the Ordinary Course of Business, and there has not been (i) any change that would have a Summit Material Adverse Effect,
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Summit's outstanding capital stock, (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv)
(A) any granting by Summit or any of its Subsidiaries to any executive officer or other employee of Summit or any of its Subsidiaries of any increase in compensation, except in the Ordinary Course of Business, (B) any granting by Summit or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except in the Ordinary Course of Business, or (C) any entry by Summit or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any material change in accounting methods, principles or practices by Summit or any of its Subsidiaries, except insofar as may have been required by a change in GAAP, (vi) any amendment or restatement to the charter or by-laws of Summit or any of its Subsidiaries, (vii) any damage or destruction or loss of property (whether or not covered by insurance) that individually or in the aggregate exceeds $50,000, (viii) any sale, lease, transfer or assignment of any material portion of the assets of Summit or any of its Subsidiaries other than in the Ordinary Course of Business, or (ix) any action that would have been prohibited under Section 5(a) below had this Agreement been in effect.

      Except as and to the extent (i) reflected and reserved against in the Audited Financial Statements and (ii) for current liabilities (other than for borrowed money) incurred in the Ordinary Course of Business after the date of the Audited Financial Statements, neither Summit nor any of its Subsidiaries has or will have as of the Effective Time any liability or obligation, secured or unsecured, whether absolute, accrued, fixed, contingent, liquidated or unliquidated or otherwise.

      (i) Compliance with Applicable Laws. Each of Summit and its Subsidiaries has in effect all material federal, state, local and foreign governmental approvals, authorizations, certifications, filings and franchises, licenses, notices, permits and rights ("Licenses") necessary for it to own, lease or operate its properties and to carry on its business as now conducted, and there has occurred no default under any such License. Summit and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance that individually or in the aggregate would not have a Summit Material Adverse Effect. No investigation by any Governmental Entity with respect to Summit or any of its Subsidiaries is pending, or to the Knowledge of Summit, threatened. Each of Bridgefield Employers Insurance Company and Bridgefield Casualty Insurance Company (together, the "Insurance Subsidiaries") (i) is an authorized insurer in each state in which it currently writes insurance for the type of insurance it currently writes in such states and (ii) meets in all material respects all statutory and regulatory requirements of all Governmental Entities that have jurisdiction over it to be an authorized insurer on either an admitted or nonadmitted basis. All insurance policies issued by the Insurance Subsidiaries as now in force are, to the extent required under applicable law, in a form acceptable to applicable regulatory authorities or have been filed and not objected to (or such objection has been withdrawn or resolved) by such authorities within the period provided for objection. Neither Summit nor any of its Subsidiaries that is not an Insurance
Subsidiary has issued any insurance policies. Except as set forth in Section 3(i) of the Disclosure Schedule, (i) all material reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities complied with applicable law in effect when filed and
(ii) no deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. All premium rates established by the Insurance Subsidiaries that are required to be filed or approved have been filed or approved, and the premiums charged conform to the premiums so filed or approved and comply (or complied at the relevant time) with the insurance laws applicable thereto.

      (j) Tax Matters.

            (i) All Tax Returns required to be filed by Summit or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the more recent of December 31, 1997 and the most recent fiscal year end immediately preceding the Effective Time. All such Tax Returns are correct and complete in all material respects. All Taxes shown on filed Tax Returns have been paid. No claim has ever been made by an authority in a jurisdiction where Summit or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Summit or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (ii) Each of Summit and its Subsidiaries has withheld and deposited with the Internal Revenue Service all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, or other third party.

            (iii) Set forth in Section 3(j) of the Disclosure Schedule is a list of all federal, state, local, and foreign income Tax Returns filed with respect to Summit and its Subsidiaries for taxable periods ended on or after December 31, 1993. Summit and its Subsidiaries have delivered to Liberty correct and complete copies of all federal income Tax Returns that have been filed for periods ending on or after December 31, 1995. Except as set forth in Section 3(j) of the Disclosure Schedule, there are no audit examinations, deficiencies or refund litigation with respect to any Taxes

            (iv) Except as set forth in Section 3(j) of the Disclosure Schedule, neither Summit nor any of its Subsidiaries have executed an extension or waiver of any statute of limitations, which extension or waiver currently is in effect, on the assessment or collection of any Taxes for any period ending on or before the Effective Time.

            (v) Neither Summit nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or, if any such payments have been made or are obligated to be made by Summit or any of its Subsidiaries, the payor has complied with the shareholder approval requirements of Code Section 280G(b)(5).

            (vi) Except as set forth in Section 3(j) of the Disclosure Schedule, neither Summit nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, and neither Summit nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Summit) or (B) has any Liability for the Taxes of any Person (other than Summit and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Copies of all Tax allocation or sharing agreements to which Summit or any of its Subsidiaries is a party have been delivered to Liberty.

            (vii) The provision for any Taxes due or to become due for Summit or any of its Subsidiaries for the period or periods through and including the date of Audited Financial Statements that has been made and is reflected on such Audited Financial Statements is materially sufficient to cover all such Taxes.

            (viii) The Escrow Agreement by and among Employers Self Insurers Fund, Summit Acquisition Corporation, Summit Holding Corporation, William
      B. Bull as the Shareholders' Representative and First Union National Bank of Florida, dated as of January 16, 1996 (the "Escrow Agreement"), is legal, valid, binding, enforceable and in full force and effect and the transactions contemplated hereby will not cause the Escrow Agreement not to be in full force and effect for the benefit of the Surviving Corporation on identical terms immediately subsequent to the Effective Time and the consummation of the transactions contemplated hereby.

      (k) Real Property.

            (i) Summit owns no real property.

            (ii) Set forth in Section 3(k)(ii) of the Disclosure Schedule are the addresses of all parcels of real property leased or subleased to Summit. Summit has delivered to Liberty correct and complete copies of the leases and subleases (as amended to date) listed in Section 3(k)(ii) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3(k)(ii) of the Disclosure Schedule:

                  (A) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect;

                  (B) except as set forth in Section 3(k)(ii) of the Disclosure
            Schedule, the transactions contemplated hereby will not cause the lease or sublease to be illegal, invalid, non-binding, non-enforceable and to not be in full force and effect on identical terms immediately subsequent to the Effective Time of the Merger and consummation of such transactions contemplated hereby;

                  (C) neither Summit, nor any of its Subsidiaries, nor, to
            Summit's Knowledge, any other party to the lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the lease or sublease has repudiated any
            provision thereof;

                  (E) there are no disputes, oral agreements or forbearance
            programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                  (G) Summit has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (H) to the Knowledge of Summit, all facilities leased or
            subleased thereunder have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                  (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

      (l) Intangible Property Rights. Each of Summit and its Subsidiaries has good and marketable title to, or valid and continuing licenses to use, all trademarks, service marks, trade names, copyrights, franchises, logos, trade secrets, patents, know-how, and all rights to the foregoing, which are used in the operation of its business as currently conducted (collectively, with any application with respect to the issuance or granting of any of the foregoing, the "Intangible Property"). Set forth in Section 3(l) of the Disclosure Schedule is a true, correct and complete list of all Intangible Property owned or used by Summit and each of its Subsidiaries (including all registrations and applications with respect to the issuance or granting of any right). To Summit's Knowledge, none of the Intangible Property infringes on any rights of others.

      (m) Tangible Assets. Summit or its Subsidiaries owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the business of Summit and its Subsidiaries as currently conducted and proposed to be conducted. Each such tangible asset is free from defects (patent and latent) has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it currently is used and proposed to be used.

      (n) Contracts. Except as set forth in the SEC Documents or Section 3(n) of the Disclosure Schedule, neither Summit nor any of its Subsidiaries is a party to:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

            (ii) any agreement concerning a partnership or joint venture;

            (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (iv) any agreement concerning confidentiality or noncompetition;

            (v) to Summit's Knowledge, any agreement with any holder (or Affiliate thereof) of 5% or more of any class of securities of Summit or any of its Subsidiaries;

            (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, employees or consultants that is not listed in Section 3(s) of the Disclosure Schedule;

            (vii) any collective bargaining agreement;

            (viii) any agreement for the employment (other than at-will employment) of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

            (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees or consultants;

            (x) any agreement or license relating in whole or in part to the Intangible Property of Summit (including, without limitation, any agreement or license under which Summit has the right to use any Intangible Property owned or held by a third party) which is material to the business, financial condition or results of operations of Summit (other than standard licenses for software that is commercially available to the public in the Ordinary Course of Business);

            (xi) any agreement under which the consequences of a default or termination could have a Summit Material Adverse Effect;

            (xii) any agreement pursuant to which material benefits accrue to the other party or parties to such contract as a result of the transactions contemplated by this Agreement, including, without limitation, rights of termination or modification of such agreements;

            (xiii) any agreement (or group of related agreements) the performance of which involves payment to or by Summit or any of its Subsidiaries (individually or collectively) in excess of $50,000 per annum, except for insurance policies issued by the Insurance Subsidiaries in the Ordinary Course of Business; or

            (xiv) any other material agreement not made in the Ordinary Course of Business.

      Summit has delivered to Liberty a correct and complete copy of each written agreement listed in Section 3(n) of the Disclosure Schedule and a brief written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(n) of the Disclosure Schedule. With respect to each such agreement and each agreement filed as a material contract with any SEC Documents: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the transactions contemplated hereby will not cause the agreement, to be illegal, invalid, non-binding, non-enforceable or not to be in full force and effect for the benefit of the Surviving Corporation on identical terms immediately subsequent to the Effective Time and consummation of such transactions contemplated hereby; (C) neither Summit, nor any of its Subsidiaries, nor, to Summit's Knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) neither Summit nor any of its Subsidiaries has delivered or received notice of a cancellation of or an intent to cancel such agreement; and (E) no party has repudiated any provision of the agreement.

      (o) Banking Relations; Powers of Attorney. Set forth in Section 3(o) of the Disclosure Schedule is an accurate and complete list of all credit agreements and deposit accounts which Summit or any of its Subsidiaries has with any banking institution. Except as set forth in Section 3(o) of the Disclosure Schedule, neither Summit nor any of its Subsidiaries has any outstanding powers of attorney of any nature and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation to any Person, except as endorser or maker of checks or letters of credit in the Ordinary Course of BusineSection

      (p) Insurance. Set forth in Section 3(p) of the Disclosure Schedule is a true and complete list, as of the date hereof, of all policies of insurance maintained by or for the benefit of Summit or any of its Subsidiaries relating to its or their assets, properties, business, operations, employees, officers or directors. Prior to the Effective Time, each of Summit and its Subsidiaries has maintained insurance relating to such assets, properties, business and operations (including, without limitation, errors and omissions insurance with respect to its employees, officers and directors) that is reasonable for a company of its size that is engaged in the insurance business and that is a member of a comparable affiliated group of companies.

      With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Summit, nor its Subsidiaries, nor, to Summit's Knowledge, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Set forth in
Section 3(p) of the Disclosure Schedule is a description of any self-insurance arrangements maintained by Summit or any of its Subsidiaries.

      (q) Litigation. Set forth in Section 3(q) of the Disclosure Schedule is each instance in which Summit or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii) is a party or, to Summit's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, other than such actions and suits related solely to the denial of coverage under insurance policies (none of which actions or suits seeks punitive damages against Summit and/or any of its Subsidiaries in excess of $250,000).

      (r) Employees.

            (i) Summit and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws and regulations respecting employment and employment practices, and the terms and conditions of employment and wages and hours. Neither Summit nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes within the past year. There is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of Summit or any of its Subsidiaries or any labor union pending, or to Summit's Knowledge, threatened against Summit or any of its Subsidiaries. Neither Summit nor any of its Subsidiaries is the subject of any pending claim asserting that such entity has committed any unfair labor practice.

            (ii) Except as described in Section 3(r) of the Disclosure Schedule, no employee of Summit or any of its Subsidiaries has any employment contract or other agreement or arrangement by which such employee is employed on any basis other than as an "at will" employee or by which Summit or its Subsidiaries are restricted in any manner from terminating the services of such employee at any time without penalty or payment, subject only to the provisions of employee benefit plans described in Section 3(s).

      (s) Employee Benefits.

            (i) Except as set forth in Section 3(s)(i) of the Disclosure Schedule, Summit and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance which have not resulted in, and could not reasonably be expected to result in, a Summit Material Adverse Effect. Set forth in Section 3(s)(i) of the Disclosure Schedule is a list of each Plan of Summit and each ERISA Affiliate. Neither Summit nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred that could reasonably be expected to result in the incurrence of any such liability by Summit or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Summit or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not individually or in the aggregate result in a Summit Material Adverse Effect.

            (ii) No Plan is subject to Title IV of ERISA.

            (iii) Each Plan intended to qualify under Section 401(a) or Section 403(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service, and nothing has occurred which may reasonably be expected to impair such determination or otherwise adversely affect the tax-qualified status of the Plan.

            (iv) No contributions are required to be made to any Plan pursuant to Section 412 of the Code, or the terms of the Plan or any collective bargaining agreement.

            (v) There has been no amendment to or announcement (whether or not written) by Summit or any ERISA Affiliate relating to, or change in employee participation, coverage or benefits under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

            (vi) No employee, former employee, director or agent of Summit will become entitled to any bonus, retirement, severance or similar benefit or enhanced or accelerated benefit under any Plan as a result of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events).

            (vii) Subject to the applicable requirements of ERISA and the Code, neither any provision of any Plan nor any agreement with any employee nor any representation or course of conduct by or on behalf of Summit or any ERISA Affiliate would prevent the amendment, termination or merger after the Closing Date of any Plan without liability to Summit, Liberty or their respective affiliates.

            (viii) Except as set forth in Section 3(s)(viii) of the Disclosure Schedule, there is no suit, action, dispute, claim, arbitration or legal, administrative, or other proceeding or governmental investigation pending, or, to Summit's Knowledge, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Plan.

            (ix) Except as set forth in Section 3(s)(ix) of the Disclosure Schedule, no Plan constitutes a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

            (x) Except as set forth in Section 3(s)(x) of the Disclosure Schedule, with respect to any Plan that is self-funded (in whole or in part), no material claims have been made that have not yet been paid other than as a result of routine processing of claims and, to Summit's Knowledge, no injury, sickness, or other medical condition has occurred with respect to which material claims may be made pursuant to such Plan.

            (xi) Summit does not maintain or have any obligation to contribute to any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code) or other funding arrangement for the provision of welfare benefits.

            (xii) Summit and the ERISA Affiliates do not, and have not within the past six years had any obligation to, contribute to any Multi-Employer Plan.

            (xiii) Summit and its Subsidiaries have no expected post-retirement benefit obligation (determined as of the last day of the most recently ended fiscal year of the Company in accordance with Financial Accounting Standards Board Statement No. 106), without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code.

            (xiv) Summit has delivered to Liberty correct and complete copies of all Plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service for Plans intended to be qualified under section 701(a) or 703(a) of the Code, the two most recent Form 5500 Annual Reports, two most recent audited financial statements, and all related trust agreements, insurance contracts, and other funding agreements which implement each Plan. In addition, Summit has listed on Section 3(s)(xiv) of the Disclosure Schedule and delivered to Liberty correct and complete copies of each other plan, arrangement and policy (written or oral) relating to stock options, stock purchase, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Summit or any of its Subsidiaries for the benefit of any present or former officers, employees, agents, directors, or independent contractors of Summit or any of its Subsidiaries (all of the foregoing being referred to as "Benefit Arrangements"). Except as set forth in Section 3(s)(xiv) of the Disclosure Schedule, all Benefit Arrangements have been administered in accordance with their terms, except for such instances of non-compliance that have not resulted in or are not reasonably likely to result in a Summit Material Adverse Effect.

      (t) Reinsurance and Retrocessions. Set forth in Section 3(t) of the Disclosure Schedule is a list of all treaty reinsurance or retrocession treaties and agreements in force (whether written or oral) to which Summit or any of its Subsidiaries is a party (including any terminated or expired treaty or agreement under which there remains any outstanding liability with respect to paid or unpaid case reserves in excess of $100,000) (collectively, the "Treaties"), the effective date of each such Treaty, and the termination date of any Treaty that has a definite termination date. Neither Summit nor any of its Subsidiaries is in material default in any respect as to any provision of any reinsurance or retrocession Treaty or has failed to meet the underwriting standards required for any reinsurance coverage thereunder. Certain material terms (including, without limitation, percentages and businesses covered, term, ceding commissions, exclusions to coverage, single loss limits and termination provisions) of the oral reinsurance agreement with Reliance Insurance Company are set forth in Section 3(t) of the Disclosure Schedule.

      (u) Environment, Health, and Safety.

            (i) Summit and each of its Subsidiaries has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Summit or any of its Subsidiaries alleging any failure so to comply. Without limiting the generality of the preceding sentence, Summit and each of its Subsidiaries has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

            (ii) Neither Summit nor any of its Subsidiaries has any Liability (and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Summit giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (iii) All properties and equipment used in the business of Summit and its Subsidiaries are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      (v) Transactions with Affiliates. Except as set forth in Section 3(v) of the Disclosure Schedule, no executive officer or director of Summit or any of its Subsidiaries or, to Summit's Knowledge, any employee of Summit, any holder of 5% of more of any class of equity securities of Summit or any of its Subsidiaries, or any agent of or consultant to Summit or any of its Subsidiaries or any of their respective Affiliates owned within the past two years, directly or indirectly, any material interest in, or serves or served as an officer, employee or director of, any customer, competitor or supplier of Summit or any of its Subsidiaries, or any organization that had or has a material agreement or arrangement with Summit or any of its Subsidiaries. Except as set forth in Section 3(v) of the Disclosure Schedule, no executive officer or director of Summit or, to Summit's Knowledge, any employee of Summit, any holder of 5% of more of any class of equity securities of Summit or any of its Subsidiaries, or any agent of or consultant to Summit or any of its Subsidiaries or any of their respective Affiliates owns directly or indirectly any material asset or property used in or necessary to the business of Summit or any of its Subsidiaries.

      (w) Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the shares of Summit Common Stock is the only vote of the holders of any class or series of Summit's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      (x) Opinion of Financial Advisor. Summit has received the opinion of ABN AMRO Incorporated, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the holders of shares of Summit Common Stock was fair from a financial point of view to such shareholders.

      (y) Option Agreements; Voting Agreements. Each of William B. Bull, Gregory
C. Branch, C. C. Dockery and Russell L. Wall has duly executed and delivered to Liberty an Option Agreement substantially in the form of Exhibit A-1 hereto with respect to all of his shares of Summit Common Stock. Each of William B. Bull, Russell L. Wall, Gregory C. Branch, C. C. Dockery, John A. Gray, Robert J. Noojin, Thomas S. Petcoff and Robert Siegel has duly executed and delivered to Liberty a Voting Agreement substantially in the form of Exhibit A-2 hereto with respect to, among other things, the voting of his shares of Summit Common Stock in favor of the Merger and this Agreement.

      (z) Portfolio Investments. Summit has previously delivered to Liberty true, correct and complete lists as of March 31, 1998 of all assets held in the investment portfolios of the Insurance Subsidiaries as of such date. The Insurance Subsidiaries have good and marketable title to the investments in their respective investment portfolios.

      (aa) Reserves. Summit has delivered to Liberty true, correct and complete copies of all actuarial reports or actuarial certificates dated January 1, 1995 or later in the possession or control of Summit or its Subsidiaries relating to the adequacy of the claims reserves of any of the Insurance Subsidiaries.

      (bb) Insurance Subsidiaries' Statutory Financial Statements. Summit has previously furnished to Liberty copies of audited statutory financial statements of (i) Bridgefield Employers Insurance Company as of and for the fiscal years ended March 31, 1996 and 1997, and as of and for the nine-month period ended December 31, 1997, and (ii) Bridgefield Casualty Insurance Company as of and for the fiscal years ended December 31, 1996 and 1997, in each instance prepared in conformity with accounting practices prescribed or permitted by the Florida Department of Insurance (collectively, the "Statutory Financial Statements"). Each of the balance sheets included in the Statutory Financial Statements fairly presents in all material respects the financial position of the Insurance Subsidiaries as of its date and each of the statements of operation included in the Statutory Financial Statements fairly presents in all material respects the results of operations of the Insurance Subsidiaries for the periods therein set forth, in each case in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance (as in effect at the time of the respective statements) consistently applied.

      (cc) Employment Agreement. Summit has entered into an Employment Agreement with William B. Bull substantially in the form of Exhibit B attached hereto (the "Bull Employment Agreement").

      (dd) Special Disability Trust Fund. All claims of Summit and its Subsidiaries for amounts recoverable from the Special Disability Trust Fund operated by the State of Florida have been or will be timely submitted, and Summit shall, and shall cause its Subsidiaries to, use all reasonable efforts to cause all such claims to be validly perfected and collectible.

      (ee) Disclosure. The representations and warranties contained in this
Section 3, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading in light of the circumstances in which they were made.

      4. Representations and Warranties of Liberty and the Acquisition Sub. Each of Liberty and the Acquisition Sub represents and warrants to Summit that the statements contained in this Section 4 are correct and complete in all material respects as of the date of this Agreement.

      (a) Organization. Liberty is an insurance company duly established, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Each of Liberty and the Acquisition Sub has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged.

      (b) Authority; Noncontravention. Each of Liberty and the Acquisition Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Liberty and the Acquisition Sub and the consummation by each of Liberty and the Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Liberty or the Acquisition Sub, as the case may be. This Agreement has been duly executed and delivered by each of Liberty and the Acquisition Sub and constitutes the valid and binding obligation of each of Liberty and the Acquisition Sub, enforceable against it in accordance with its terms.

      No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity that has not been received or made, is required by or with respect to Liberty or the Acquisition Sub in connection with the execution and delivery of this Agreement by Liberty or the Acquisition Sub or the consummation by Liberty or the Acquisition Sub of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act, with respect to the transactions contemplated by this Agreement, (ii) the filings, approvals and/or consents as required under the applicable insurance laws and regulations of the jurisdictions set forth in
Section 3(c) of the Disclosure Schedule, and (iii) the filing of the Articles of Merger with the Florida Department of State and appropriate documents with the relevant authorities of other states in which the Acquisition Sub is qualified to do business.

      (c) Ownership of the Acquisition Sub. The Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Liberty owns all of the outstanding shares of capital stock of the Acquisition Sub.

      (d) Litigation. There is no action, suit, proceeding, hearing or investigation instituted or pending or, to the Knowledge of Liberty, threatened against Liberty or the Acquisition Sub or any of their executive officers or directors, nor are there any orders, writs, judgments, injunctions, decrees, rulings, determinations or awards currently in effect of any Governmental Entities or arbitrators outstanding against Liberty or the Acquisition Sub or any of their executive officers or directors that are, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Liberty or the Acquisition Sub to consummate the transactions contemplated by this Agreement.

      (e) Financing. Liberty has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the aggregate cash payments required to be paid pursuant to Sections 2 and 6(o) of this Agreement.

      5. Covenants Relating to Conduct of Business Prior to Merger. Except as contemplated hereby, during the period from the date of this Agreement to the Effective Time, Summit shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the Ordinary Course of Business and, to the extent consistent therewith, use reasonable efforts to preserve intact their business organizations, keep available the services of their key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, during the period from the date hereof to the Effective Time, Summit shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Liberty (which consent shall be given or withheld based on Liberty's reasonable business judgment):

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of Summit's outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than shares of Summit Common Stock purchased as employee investments under the Summit Holding Southeast, Inc. Amended and Restated Retirement Plan dated September 1, 1997);

            (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Summit Common Stock upon exercise of options to purchase shares of Summit Common Stock outstanding on the date hereof;

            (c) amend its charter, by-laws or other comparable charter or organizational documents;

            (d) acquire any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

            (e) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to Summit and its Subsidiaries taken as a whole, except in the Ordinary Course of Business;

            (f) (i) incur any indebtedness for borrowed money (other than incurred in the Ordinary Course of Business pursuant to Summit's existing line of credit with SunTrust

      Bank, Tampa Bay) or guarantee any such indebtedness of another Person or
      (ii) make any loans or advances to any other Person, other than to any direct or indirect wholly-owned Subsidiary of Summit and other than routine advances to employees;

            (g) make any tax election (other than elections required by law and made in the Ordinary Course of Business not giving rise to additional material tax liabilities) or settle or compromise any tax liability that could reasonably be expected to be material to Summit and its Subsidiaries taken as a whole;

            (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms (or on terms more favorable to Summit), of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Summit included in the SEC Documents or incurred since the date of such financial statements in the Ordinary Course of Business;

            (i) except in the Ordinary Course of Business, modify, amend or terminate any material agreement, permit, concession, franchise, License or similar instrument to which Summit or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder; or

            (j) authorize any of, or commit or agree to take any of, the foregoing actions.

      6. Additional Agreements.

      (a) Preparation of the Proxy Statement. As soon as practicable following the date of this Agreement, Summit shall complete and file with the SEC the Proxy Statement. Summit will use all reasonable efforts to cause the Proxy Statement to be mailed to Summit's shareholders, as promptly as practicable.

      (b) Meeting of Shareholders. Summit will take all action necessary in accordance with applicable law and its Articles of Incorporation and by-laws to convene the Shareholders' Meeting to consider and vote upon the approval of the Merger and this Agreement. Subject to Section 6(g) below, Summit will, through its Board of Directors, recommend to its shareholders approval of the foregoing matters. Without limiting the generality of the foregoing, Summit agrees that, subject to its rights pursuant to Section 6(g) below, its obligations pursuant to the first sentence of this Section 6(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Summit of any Acquisition Proposal (as defined in paragraph
(g) below) or (ii) the withdrawal or modification by the Board of Directors of Summit of its approval or recommendation of this Agreement or the Merger. Summit will use all reasonable efforts to hold the Shareholders' Meeting as soon as practicable after the date hereof.

      (c) Access to Information; Cooperation; Confidentiality. Summit shall, and shall cause each of its Subsidiaries to, afford to Liberty and to the officers, employees, counsel, financial advisors and other representatives of Liberty reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel, employees and records, and, during such period, Summit shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Liberty such information concerning its business, properties, financial condition, operations and personnel as Liberty may from time to time reasonably request. Summit shall, and shall cause each of its Subsidiaries to, provide all reasonable cooperation necessary to permit Liberty to communicate with the agents and customers of Summit and its Subsidiaries, provided, however, that Liberty shall not engage in any such communication without the prior consent of Summit, which shall not be unreasonably withheld or delayed. Except as required by law, Liberty will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Summit in confidence to the extent required by, and in accordance with, the provisions of the letter dated
April 23, 1998, between Summit and Liberty (the "Confidentiality Agreement") and will otherwise comply with the Confidentiality Agreement. Except as required by law, Summit will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Liberty in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement and will otherwise comply with the Confidentiality Agreement.

      (d) Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, and the Parties shall, and the Parties shall cause their respective subsidiaries to, use reasonable efforts to avoid any action that would, or could reasonably be expected to, result in any of the representations or warranties of such Party set forth in this Agreement becoming untrue in any material respect or any of the conditions of the Merger set forth in Section 7 not being satisfied. Neither of the Parties shall, nor shall either of the Parties permit any of their respective subsidiaries to, take any action that would, or could reasonably be expected to, result in any of the representations or warranties of such Party set forth in this Agreement not satisfying the conditions set forth in
Section 7 (b)(i) or Section 7 (c)(i), as applicable. Each of the Parties shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

      (e) Public Announcements. Liberty and Summit will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.

      (f) Acquisition Proposals. From the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8(a), Summit shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, or any investment banker, attorney or other advisor or representative, of Summit or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that on or after the date hereof, Summit, any of its Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Summit or any of its Subsidiaries may, following the receipt of an Acquisition Proposal by Summit that the Board of Directors of Summit determines in good faith, following consultation with outside counsel, would permit the Board of Directors to take any of the actions referred to in the first sentence of Section 6(g), furnish information with respect to and participate in negotiations regarding such Acquisition Proposal. Summit shall promptly advise Liberty orally and in writing of the receipt by it (or any of the other Persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Summit will keep Liberty fully informed of the status and details of any such Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 6(g) by any officer, director or employee of Summit or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Summit or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Summit or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6(f) by Summit. For purposes of this Agreement, "Acquisition Proposal" means any proposal (as such proposal may be amended, modified or supplemented from time to time) with respect to a merger, consolidation, share exchange or similar transaction involving Summit or any Subsidiary of Summit, or any purchase of all or any significant portion of the assets of Summit or any Subsidiary of Summit, or any equity interest in Summit or any Subsidiary of Summit, other than the transactions contemplated hereby or any other similar transaction with Liberty or any of its Affiliates.

      (g) Fiduciary Duties. The Board of Directors of Summit shall not (i) withdraw or modify in a manner adverse to Liberty or the Acquisition Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal, unless Summit receives an Acquisition Proposal and the Board of Directors of Summit determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to shareholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of Summit takes any of the foregoing actions, Summit shall comply with its obligations pursuant to Section 6(i) below. Nothing contained in this Section 6(g) shall prohibit Summit from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Summit's shareholders which, in the good faith judgment of the Board of Directors of Summit based on the advice of outside counsel, is required under applicable law, provided that Summit complies with the first two sentences of this
Section 6(g).

      (h) Consents, Approval and Filings.

            (i) Summit and Liberty will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act and applicable state insurance and securities laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, Summit and Liberty will each use all reasonable efforts, and will cooperate fully with each other (A) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (B) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, including, without limitation, any consents required under any relevant insurance laws or regulations. Each of Summit and Liberty shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

            (ii) Each of the Parties shall provide to the other Party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement.

      (i) Certain Fees and Expenses.

            (i) If an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to Summit (or the willingness of any Person to make an Acquisition Proposal is publicly disclosed or communicated to Summit) on or before December 31, 1998 and (A) the Board of Directors of Summit withdraws or modifies its approval or recommendation of this Agreement or the Merger or approves or recommends such Acquisition Proposal, (B) Summit or any of its Subsidiaries enters into an agreement with respect to, or consummates, such Acquisition Proposal, or (C) following the commencement, public proposal, public disclosure or communication of an Acquisition Proposal to Summit (or the public disclosure or communication to Summit of the willingness of any Person to make an Acquisition Proposal), the requisite approval of Summit's shareholders for the Merger is not obtained at the Shareholders' Meeting, Summit shall (X) reimburse Liberty for all Expenses (as defined below) upon demand and

      (Y) in the event any Acquisition Proposal is consummated on or before December 31, 1999, pay immediately to Liberty $10,000,000 (the "Section 6(i) Fee").

            (ii) For purposes of this Section 6(i), "Expenses" shall mean all reasonable fees and expenses incurred or paid by or on behalf of Liberty in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable printing costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Liberty.

      (j) Shareholder Litigation. Summit shall give Liberty, at Liberty's expense, the opportunity to participate in the defense or settlement of any shareholder litigation against Summit and its directors relating to the transactions contemplated by this Agreement, provided, however, that no such settlement shall be agreed to without Liberty's consent, which consent shall not be unreasonably withheld or delayed.

      (k) Employment Agreement. The Surviving Corporation shall enter into and perform the Bull Employment Agreement in the form attached as Exhibit B hereto.

      (l) Indemnification and Insurance.

            (i) Upon and following consummation of the Merger, except to the extent prohibited by law, Liberty and the Surviving Corporation jointly and severally shall indemnify, defend and hold harmless Russell L. Wall, the Chief Executive Officer of Summit, and each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director (whether elected or appointed), of Summit or any of its predecessor entities against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred (including, without limitation, incurred in connection with enforcing the provisions of this Section 6(l))), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon Mr. Wall or any such director, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding, whether asserted or claimed prior to, at or after the Effective Time (whether civil, criminal, administrative or investigative, including, without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Summit or any Subsidiary of Summit or their Affiliates, or by any present or former shareholder of Summit (collectively, "Claims")), including, without limitation, Mr. Wall's service as Chief Financial Officer and the director's service as a member of Summit's Board of Directors, the events leading up to the execution of this Agreement or any breach of any duty in connection with any of the foregoing. Liberty or the Surviving Corporation shall, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a Person covered by this
      Section 6(l).

            (ii) Upon the consummation of the Merger, and from and after the Effective Time, to the fullest extent permitted by law, the Surviving Corporation shall assume and honor any obligation of Summit immediately prior to the Effective Time with respect to the indemnification of any director (whether elected or appointed), officer or employee of Summit or any Subsidiary or predecessor of Summit (collectively, the "indemnities") arising out of Summit's Articles of Incorporation or By-Laws as if such obligations were pursuant to a contract or arrangement between the Surviving Corporation and such indemnities. In addition, Liberty acknowledges and agrees that the Indemnity Agreements shall continue in full force and effect as obligations of the Surviving Corporation following the Effective Time.

            (iii) Liberty shall cause Summit's current officers' and directors' liability insurance to be continuously maintained in full force and effect without reduction of coverage for a period of six years after the Effective Time, provided that Liberty may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous to the indemnitees, and each of which is issued by an insurer having a claims-paying rating at least as good as the rating of the issuer of Summit's existing policy.

      (m) Investment Portfolio.

            (i) From the date hereof through the Closing Date, the Insurance Subsidiaries shall manage the investment portfolios for the Insurance Subsidiaries in accordance with their respective investment guidelines as in place on the date hereof.

            (ii) No more than three days prior to the Closing Date, Summit shall deliver to Liberty a list of all investments in the investment portfolios for Summit and its Subsidiaries as of a date not more than three business days prior to the date such list is delivered to Liberty.

      (n) Reinsurance Agreements. From the date hereof through the Closing Date, Summit and each of its Subsidiaries shall not, without the prior written approval of Liberty, except in the Ordinary Course of Business (i) amend any reinsurance or retrocession agreement, (ii) enter into or commit to enter into any loss portfolio transfer or other similar transaction, agreement or arrangement or series of related transactions, agreements or arrangements involving any ceded reinsurance of Summit or any of its Subsidiaries, (iii) enter into or commit to enter into any reinsurance or retrocession contract or treaty except to replace, renew or extend existing reinsurance and retrocession agreements and treaties on terms which are not different in any material respect from the terms of the agreement or treaty being replaced, renewed or extended, as the case may be, or (iv) commute or terminate any contract of reinsurance, which at the time of commutation or termination is legally carried on the books of Summit and its Subsidiaries in an amount of $1,000,000 or more. All reinsurance or retrocession agreements or treaties permitted by this Section 6(n) shall not have a change of control or similar provision which would require Summit or any of its Subsidiaries to obtain a consent to consummate the transactions contemplated hereby (unless such provisions shall have been waived prior to Closing).

      (o) Redemption of Series A Preferred Stock. At least three days prior to the Effective Time, Summit shall provide in writing to Liberty the aggregate amount required to redeem all of the outstanding shares of Series A Preferred Stock at the Effective Time, which shall be the aggregate Liquidation Preference (as defined in Summit's Articles of Incorporation) plus all cumulated and unpaid dividends (the "Series A Amount"). On or prior to the Effective Time, Liberty shall deposit with Chase Mellon an amount in cash equal to the Series A Amount. Summit shall take, or cause to be taken, all such actions and give such notice and take all such other actions as required pursuant to Summit's Articles of Incorporation so that the Series A Preferred Stock will be redeemed simultaneously with the Effective Time.

      7. Conditions Precedent.

      (a) Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (i) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the shareholders of Summit in the manner contemplated by Section 3(y) and in compliance with the Florida Business Act and other applicable law.

            (ii) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from Governmental Entities, including, without limitation, those set forth in Section 3(c) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Liberty, the Acquisition Sub and Summit, will have been made or obtained (as the case may be), provided, however, that such consents, approvals, permits and authorizations may be subject to conditions customarily imposed by state Governmental Entities charged with the supervision of insurance companies.

            (iii) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

            (iv) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that Liberty and Summit shall use reasonable efforts to have any such order or injunction vacated.

      (b) Conditions to Obligations of Liberty and the Acquisition Sub. The obligations of Liberty and the Acquisition Sub to effect the Merger are further subject to the following conditions:

            (i) Representations and Warranties. The representations and warranties of Summit set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that speak of an earlier date shall speak only of such date). The representations and warranties set forth in Section 3(b) shall be true and correct (except for inaccuracies that are de minimus in amount). The representations and warranties set forth in Section 3(c) shall be true and correct in all material respects. There shall not exist inaccuracies in the other representations and warranties of Summit set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Summit Material Adverse Effect, provided that, for purposes of this sentence only, those representations and warranties that are qualified by reference to "material" or are measured in terms of a Summit Material Adverse Effect shall be deemed not to include such qualification. Liberty shall have received a certificate signed on behalf of Summit by the chief executive officer and the chief financial officer of Summit to the effect set forth in this
      Section 7(b)(i).

            (ii) Performance of Obligations of Summit. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Liberty shall have received a certificate signed on behalf of Summit by the chief executive officer and the chief financial officer of Summit to such effect.

            (iii) Receipt of Legal Opinion. Liberty shall have received an opinion, dated the Closing Date, from Alston & Bird LLP, counsel to Summit, addressing the matters set forth on Exhibit C hereto.

      (c) Conditions to Obligation of Summit. The obligation of Summit to effect the Merger is further subject to the following conditions:

            (i) Representations and Warranties. The representations and warranties of Liberty and the Acquisition Sub set forth in Section 4 shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and Summit shall have received a certificate signed on behalf of Liberty by two executive officers of Liberty to the effect set forth in this Section 7(c)(i).

            (ii) Performance of Obligations of Liberty and Acquisition Sub. Liberty and Acquisition Sub shall have performed in all material aspects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of Liberty by two executive officers of Liberty to such effect.

            (iii) Receipt of Legal Opinion. Summit shall have received an opinion, dated the Closing Date, from Choate, Hall & Stewart, counsel to Liberty, addressing the matters set forth on Exhibit D hereto.

      8. Termination, Amendment and Waiver.

      (a) Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Summit:

            (i) by mutual written consent of Liberty and Summit; or

            (ii) by either Liberty or Summit (by notice to the other):

                  (A) if any required approval of the shareholders of Summit, upon a vote at a duly held Shareholders' Meeting or any adjournment thereof, shall not have been obtained; or

                  (B) if the Merger shall not have been consummated on or before
            December 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

                  (C) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (D) if the Board of Directors of Summit shall have taken any action specified in clauses (i) through (iii) of the first sentence of Section 6(g).

      (b) Effect of Termination. In the event of termination of this Agreement by either Summit or Liberty as provided in Section 8(a), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Liberty, the Acquisition Sub or Summit, other than the last two sentences of Section 6(c), Sections 6(i), 8(b) and Sections 9(b) through (i). Nothing contained in this Section 8(b) shall relieve any party from any liability resulting from any willful and material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

      (c) Amendment. Subject to the applicable provisions of the Florida Business Act, at any time prior to the Effective Time, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties, provided, however, that after approval of the Merger by the shareholders of Summit, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of Summit's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

      (d) Extension; Waiver. At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to Section 8(c), waive compliance with any of the agreements or conditions of the other Parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      (e) Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8(a), an amendment of this Agreement pursuant to Section 8(c) or an extension or waiver pursuant to
Section 8(d) shall, in order to be effective, require in the case of Liberty, the Acquisition Sub or Summit, action by its Board of Directors or the duly authorized designee of its Board of Directors.

      9. General Provisions.

      (a) Survival of Representations and Warranties. The representations and warranties in this Agreement shall not survive the Closing. This Section 9(a) shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

      (b) Fees and Expenses. Except as provided otherwise in Section 6(i), whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

      (c) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given and effective (i) if delivered personally, (ii) if sent by overnight courier (providing proof of delivery) or (iii) upon the third business day following mailing by registered mail, postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (i) if to Liberty or Acquisition Sub, to

                  Liberty Mutual Insurance Company
                  175 Berkeley Street

                  Boston, Massachusetts  02117-0140
                  Attn:  General Counsel

                  with copies (which shall not constitute notice) to:

                  Fred G. Marziano
                  Liberty Mutual Insurance Company
                  175 Berkeley Street
                  Boston, Massachusetts  02117-0140

                  Choate, Hall & Stewart
                  Exchange Place
                  53 State Street
                  Boston, Massachusetts  02109
                  Attn:  Stephen K. Fogg, Esq.

             (ii) if to Summit, to

                  Summit Holding Southeast, Inc.
                  2310 A-Z Park Road
                  Lakeland, Florida  33801
                  Attn:  William B. Bull

                  with copies (which shall not constitute notice) to:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia  30309-3424
                  Attn:  Sidney J. Nurkin, Esq.

      (d) Interpretation. When a reference is made in this Agreement to a Section (Section), Exhibit or Schedule, such reference shall be to a Section (Section) of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

      (f) Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein, including without limitation the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the Parties hereto and the third party beneficiaries referred to in the following sentence any rights or remedies. The Parties hereto expressly intend the provisions of Section 6(l) to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third Persons referred to in, or intended to be benefitted by, such provisions and such Person's heirs and legal representatives.

      (g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflicts of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

      (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

      (i) Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

           [The remainder of this page is left blank intentionally.]

      IN WITNESS WHEREOF, Liberty, the Acquisition Sub and Summit have executed this Agreement under seal as of the date first above written.

                                    LIBERTY MUTUAL INSURANCE
                                    COMPANY



                                    /s/ Geoffrey E. Hunt
                                    -------------------------------
                                    By:    Geoffrey E. Hunt
                                    Title: Vice President


                                    SPACE MOUNTAIN ACQUISITION CORP.


                                    /s/ Geoffrey E. Hunt
                                    -------------------------------
                                    By:    Geoffrey E. Hunt
                                    Title: Vice President


                                    SUMMIT HOLDING SOUTHEAST, INC.


                                    /s/ William B. Bull
                                    -------------------------------
                                    By:    William B. Bull
                                    Title: President

                                  APPENDIX I

                             Certain Defined Terms

      "Acquisition Sub" has the meaning set forth in the preface.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a).

      "Acquisition Proposal" has the meaning set forth in Section 6(f).

      "Articles of Merger" has the meaning set forth in Section 2(c)(i).

      "Audited Financial Statements" has the meaning set forth in Section 3(g).

      "Benefit Arrangements" has the meaning set forth in Section 3(s).

      "Bull Employment Agreement" has the meaning set forth in Section 3(cc).

      "Claims"  has the meaning set forth in Section 6(l).

      "Closing" has the meaning set forth in Section 2(b).

      "Closing Date" has the meaning set forth in Section 2(b).

      "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

      "Confidentiality Agreement" has the meaning set forth in Section 6(c).

      "Disclosure Schedule" has the meaning set forth in Section 3.

      "Effective Time" has the meaning set forth in Section 2(c)(i).

      "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

      "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) that, together with Summit, would be treated as a single employer under Section 4001(b) of ERISA, or that is a member of a group of which Summit is a member and that is controlled within the meaning of Section 4971(e)(2)(B) of the Code.

      "Exchange Act" has the meaning set forth in Section 3(c).

      "Expenses" has the meaning set forth in Section 6(i).

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "Florida Business Act" has the meaning set forth in Section 2(a).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Governmental Entity" has the meaning set forth in Section 2(d)(v).

      "HSR Act" has the meaning set forth in Section 3(c).

      "Incentive Plan" has the meaning set forth in Section 2(c)(viii).

      "Indemnity Agreements" means collectively the eight Indemnity Agreements entered into on May 28, 1997, between Summit and each of Greg C. Branch, William
B. Bull, C. C. Dockery, John Gray, Robert L. Noojin, Sr., Thomas S. Petcoff, Robert Siegel and Russell L. Wall.

      "Insurance Subsidiaries" has the meaning set forth in Section 3(i).

      "Intangible Property" has the meaning set forth in Section 3(l).

      "Knowledge" means actual knowledge after reasonable investigation. Knowledge of Persons that are not individuals shall be deemed to include Knowledge of such Persons' directors and executive officers.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Liberty" has the meaning set forth in the preface.

      "Licenses" has the meaning set forth in Section 3(i).

      "Liens" has the meaning set forth in Section 3(b).

      "Merger" has the meaning set forth in Section 2(a).

      "Merger Consideration" has the meaning set forth in Section 2(c)(v).

      "Multiemployer Plan" shall mean any Plan that is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface.

      "Paying Agent" has the meaning set forth in Section 2(d)(i).

      "Payment Fund" has the meaning set forth in Section 2(d)(i).

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

      "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by Summit or any ERISA Affiliate or with respect to which Summit or any ERISA Affiliate may have any liability.

      "Proxy Statement" has the meaning set forth in Section 3(c).

      "SEC" has the meaning set forth in Section 3(c).

      "Section 6(i) Fee" has the meaning set forth in Section 6(i).

      "SEC Documents" has the meaning set forth in Section 3(d).

      "Securities Act" has the meaning set forth in Section 3(d).

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Series A Amount" has the meaning set forth in Section 6(o).

      "Series A Preferred Stock" has the meaning set forth in Section 3(b).

      "Shareholders' Meeting" has the meaning set forth in  Section 3(e).

      "Statutory Financial Statements" has the meaning set forth in Section
3(bb).

      "Subsidiary" means any of the direct or indirect, partially- or wholly-owned, subsidiaries of Summit, but not including any entity of which Summit owns, directly or indirectly, 5% or less of the equity, so owned by Summit solely as an investment portfolio asset, and "Subsidiaries" means all of such subsidiaries.

      "Summit" has the meaning set forth in the preface.

      "Summit Common Stock" means any share of the Common Stock, $.01 par value per share, of Summit.

      "Summit Material Adverse Effect" means an event, change or occurrence that, individually or together with any other events, changes or occurrences, has a material adverse effect on (a) the financial condition, business or results of operations of Summit and its Subsidiaries taken as a whole, or (b) the ability of Summit to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, however, that a Summit Material Adverse Effect shall not include the effect of any regulatory or statutory matter that has or may have an industry-wide effect on the workers' compensation insurance industry in Florida.

      "Summit Options" has the meaning set forth in Section 2(c)(viii).

      "Summit Shares" has the meaning set forth in Section 3(b).

      "Surviving Corporation" has the meaning set forth in Section 2(a).

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Treasury Regulation" means those regulations promulgated from time to time under the Code.

      "Treaties" has the meaning set forth in Section 3(t).